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                                                                   EXHIBIT 10.30

                                PROMISSORY NOTE

$5,000,000.00                  Fort Worth, Texas                October 26, 1993
                                                                        --


     FOR VALUE RECEIVED, the undersigned, Gerald E. Kimmel ("Maker"), hereby unconditionally promises to pay to the order of Kevco, Inc., a Texas corporation, ("Payee"), at 2501 Parkview Drive, Suite 560, Fort Worth, Texas 76102 (or such other place or places as the holder hereof may from time to time designate in writing), the principal sum of Five Million and no/100 Dollars ($5,000,000.00), together with interest thereon on the unpaid principal balance from date until maturity at the rate per annum which shall from day-to-day be equal to the lesser of (a) the Maximum Rate of (b) the Fluctuating Rate in effect from day-to-day.

     If at any time and from time to time the rate of interest calculated pursuant to subparagraph (b) above would exceed the Maximum Rate, thereby causing the interest payable hereon to be limited to the Maximum Rate, then a subsequent reduction in the rate specified in subparagraph (b) above shall not reduce the rate of interest hereon below the Maximum Rate until the total amount of interest accrued hereon equals the amount of interest which would have accrued hereon if the rate specified in subparagraph (b) above had at all times been in effect.

     As used herein, the term "Base Rate" shall mean the variable rate of interest established from time to time by First Interstate Bank of Texas, N.A. (the "Bank") as its general reference rate of interest, each change in the Fluctuating Rate to become effective, without notice to Maker, on the effective date of each change in the Base Rate. Maker acknowledges that Bank may, from time to time, extend credit to other borrowers at rates of interest varying from, and having no relationship to, such general reference rate. As used herein, the term "Fluctuating Rate" shall mean one-half percent (0.5%) in excess of the Base Rate in effect from day-to-day.

     As used herein, the term "Maximum Rate" shall mean, with respect to the holder hereof, ten percent (10%) simple interest per annum.

     Payments of both principal and interest hereon shall be made to Payee as herein provided in lawful money of the United States of America, in immediately available funds in Forth Worth, Texas. Interest shall be computed on the basis of a year consisting of 365 days or if applicable, 366 days.

     Unless maturity of this Note is accelerated as provided below, the principal of this Note shall be due and payable in forty-eight (48) consecutive monthly installments, the first forty-seven (47) of which to be in an amount equal to Sixty-Two Thousand Five Hundred and no/100 ($62,500.00) each, with the forty-eight (48th) and final installment of principal to be in an amount equal to the unpaid balance of principal then owing. The first installment of principal shall be due and payable on December 1, 1993, with a like installment of principal being due and payable on the first day of each succeeding calendar month thereafter until this Note is paid in full or until maturity of this Note is accelerated

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as provided below. Interest shall be due and payable on the same dates as, and in addition to, each installment of principal is due and payable as provided herein. Any interest payable on this Note shall be calculated on the unpaid principal balance to the date of each installment of principal paid, and any payments made credited first to the discharge of the interest accrued and the balance to the reduction of principal. Applications to principal resulting from any prepayment shall be made to the principal of the installment called for by this Note in the inverse order of their maturity.

     This Note or any part thereof, whether principal or interest, may be prepaid at any time and from time to time from and after the date hereof without notice, penalty or premium.

     Nothwithstanding anything herein to the contrary, no installment of principal or interest shall be considered past due if any such installment is paid within five calendar days after receipt by Maker of written notice from Payee that an installment is past due. Late payment of any installment, whether principal or interest, shall constitute default of Maker's obligations hereunder. Upon default in the punctual payment when due of this Note, whether principal or interest, Payee or any other holder of this Note may in such event at its option declare the entire unpaid balance of principal and interest owing hereon at one matured and due an payable in full and the holder of this Note may in such event exercise any and all rights, remedies or privileges possessed by the holder of this Note, whether under the terms hereof or at law or in equity.

     If default be made in the payment of this Note or any part thereof, whether principal or interest, and this Note is placed in the hands of an attorney or attorneys for collection, for enforcement or for any other purposes or is collected or enforced through bankruptcy proceedings (including any proceedings, federal or state, for the relief of debtors), or through any other court proceedings, whether before or after maturity, Maker agrees to pay to the holder hereof reasonable attorney's fees.

     No provision of this Note shall require the payment or permit the collection of interest which would constitute usury under applicable law. If any excess of interest in such respect is herein provided for or shall be adjudicated to be so provided for herein, the provisions of this paragraph shall govern and neither Maker nor any of his successors, assigns, heirs, executors, administrators or legal representative shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. If an excess amount should be collected it shall be construed as a mutual mistake of the parties and the excess shall be credited to principal. However, if all amounts due under this Note, have been paid, Maker and all of his successors, assigns, heirs, executors, administrators or legal representatives shall be entitled to a refund of the excess amount collected hereunder.


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     This Note is being executed and delivered, and is intended to be performed, in the state of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the state of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, Maker irrevocably agrees that venue for such disputes shall lie in a court of competent jurisdiction in Tarrant County, Texas.

     This Note is unsecured.

                                                 MAKER:

                                                 /s/
                                                 ------------------------------
                                                 Gerald E. Kimmel

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